Exhibit 10.7

SHARE REPURCHASE AGREEMENT

This Share Repurchase Agreement (this “Agreement”) is entered into as of August 16, 2021 (the “Effective Date”) by and between the following parties:

(1)	CITY CONNECTED COMMUNITIES PTE. LTD., a private limited company duly incorporated and validly existing under the laws of Singapore (the “Selling Shareholder”); and

(2)	AGIIPLUS INC., an exempted company incorporated with limited liability under the laws of the Cayman Islands with company number 371912 and having its registered office at 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands (the “Company”).

The Selling Shareholder and the Company shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

RECITALS

WHEREAS, for the purpose of overseas listing, Shanghai Distrii Technology Development Co., Ltd. (“Shanghai Distrii”), its existing shareholders and certain other parties entered into a Restructuring Framework Agreement on August 16, 2021 (the “Restructuring Framework Agreement”), pursuant to which equity interests in Shanghai Distrii held by its existing shareholders will effectively be “rolled over” into shares in the Company and each existing shareholder will, itself or through its nominee, indirectly hold equity interests in Shanghai Distrii (the “Cross-border Restructuring”).

WHEREAS, under the Restructuring Framework Agreement, the Selling Shareholder agreed to subscribe for 3,097,893 series A+ convertible redeemable participating preferred shares in the Company of par value US$0.0001 each (the “Repurchased Shares”) for a consideration of RMB50,000,000.

WHEREAS, subject to completion of the Cross-border Restructuring (including the subscription of the Repurchased Shares), the Company plans to enter into a business combination agreement (the “Business Combination Agreement”) with a Special Purpose Acquisition Company already listed in a stock exchange in the United States (“SPAC”) and certain other parties and, to achieve listing on the relevant stock exchange through merger with the SPAC.

WHEREAS, the Company wishes to repurchase the Repurchased Shares from the Selling Shareholder and the Selling Shareholder wishes to sell the Repurchased Shares to the Company subject to the terms and conditions under this Agreement.

NOW THEREFORE, in consideration of the mutual covenants set forth herein, the parties agree as follows:

1	Repurchase of Shares

1.1	Agreement to Repurchase. If (a) the Cross-border Restructuring is terminated in accordance with the terms of the Restructuring Framework Agreement; (b) the Company has not entered into any Business Combination Agreement on or before 30 June 2022; or (c) the Company has entered into a Business Combination Agreement but closing under the Business Combination Agreement has not occurred on or before 30 June 2022 or such later date mutually agreed by the Selling Shareholder and the Company in writing (each a “Trigger Event”), the Selling Shareholder shall have the right to require the Company to repurchase the Repurchased Shares, exercisable by way of the Selling Shareholder delivering a written notice (specifying a closing date of such repurchase ("Closing Date") which shall be no earlier than 10 Business Days after the date of such notice) to the Company on or after the occurrence of a Trigger Event. Upon delivery of the written notice, the Selling Shareholder shall sell, assign, transfer, convey and deliver to the Company, and the Company shall repurchase from the Selling Shareholder, all of the legal and beneficial right, title and interest in and to the Repurchased Shares on the Closing Date in accordance with the terms and conditions set forth herein (the “Repurchase”). The Parties shall take all actions necessary to consummate the Repurchase of the Repurchased Shares, free of all liens, claim, restriction upon transfer, mortgage, pledge, security interest, option, right of first refusal, co-sale right, community property interest, charges and any agreement to provide any of the foregoing or other encumbrances of any kind, save as provided under the shareholders agreement and the amended and restated memorandum and articles of association of the Company.

1.2	Repurchase Price. The Company agrees to repurchase the Repurchased Shares at the aggregate purchase price of RMB 50,000,000 (the “Repurchase Price”). The Repurchase Price shall be paid on the Closing Date.

1.3	Payment of the Repurchase Price. The Parties agree that the Company shall pay the Repurchase Price by issuing a convertible promissory note (the “Convertible Promissory Note”) in the form and content as set out in Schedule 1. Upon the issuance of the Convertible Promissory Note, the Repurchase Price shall be deemed to have been fully paid.

1.4	Share Mortgage. The Company shall ensure that the following documents are delivered to the Selling Shareholder on the date of this Agreement in form and substance satisfactory to the Selling Shareholder:

(1)	an Equitable Share Mortgage substantially in the form as set out in Schedule 2 (the “Share Mortgage”) duly executed by J.distrii Global Limited, under which certain shares held by J.distrii Global Limited in the Company would be mortgaged and charged to the Selling Shareholder as security for the due and prompt discharge and payment of the Secured Obligations (as defined in the Share Mortgage) which include payment obligations owed to the Selling Shareholders under this Agreement and the Convertible Promissory Note; and

(2)	all documents, letters, instruments, proxies, resolutions and deeds required to be delivered to the Selling Shareholder pursuant to the Share Mortgage; and

(3)	a certified copy of the Amended and Restated Memorandum and Articles of Association of the Company, substantially in the form as set out in Schedule 3, and a certified copy of the shareholders' resolutions of the Company adopting the same.

2	Closing

2.1	Closing Date. Subject to Section 1.4 having been complied with, the closing of the Repurchase in accordance with Section 1.1 (the “Closing”) shall take place on the Closing Date remotely via the exchange of documents and signatures immediately after satisfaction or waiver of all of the conditions precedent set forth in Section 2.2, Section 2.3 and Section 2.4.

2.2	Closing Deliveries. At the Closing,

(1)	the Company shall deliver to the Selling Shareholder a copy of updated register of members of the Company, certified by the registered office provider of the Company, reflecting the repurchase of Repurchased Shares by the Company; and

(2)	the Company and the Selling Shareholder shall deliver to each other their respective executed counterparts of the Convertible Promissory Note; and

(3)	the Company shall deliver to the Selling Shareholder a certified copy of its constitutional documents and statutory registers (including its register of members, register of directors and register of mortgages and charges) and a certificate of good standing issued by the Registrar of Companies in the Cayman Islands in respect of the Company, dated not earlier than one month prior to the date of Closing.

2.3	Obligations of the Selling Shareholder at the Closing. At the Closing, the Selling Shareholder shall take all actions to effect the Repurchase (unless they are waived by the Company in writing), including without limitation the following:

(1)	the Selling Shareholder shall transfer the Repurchased Shares to the Company on the Closing Date in accordance with the terms and conditions of this Agreement.

(2)	At or prior to the Closing, the Selling Shareholder shall deliver to the Company the original certificate corresponding to the Repurchased Shares for cancellation.

2.4	Obligations of the Company at the Closing. At the Closing, the Company shall take all actions to effect the Repurchase hereof (unless they are waived by the Selling Shareholder in writing). In particular, at the Closing, the Company shall deliver certified copies of the duly passed board resolutions and shareholders' resolutions of the Company, approving the Repurchase and the execution and delivery of this Agreement and the Convertible Promissory Note.

3	Representations and Warranties

3.1	Representations and Warranties of the Selling Shareholder. The Selling Shareholder hereby represents and warrants to the Company on and as of the Effective Date and the Closing Date as follows (and any other representations and warranties is expressly excluded):

(1)	The Selling Shareholder is the sole legal and beneficial owner of the Repurchased Shares, free and clear of any encumbrances (other than those set out in the shareholders’ agreement and amended and restated memorandum and articles of association of the Company), including, without limitation, any pledges, mortgages, liens, charges, claims and any restrictions on transfer or other encumbrances.

(2)	This Agreement has been duly executed and delivered by the Selling Shareholder and constitutes a valid and legally binding obligation of the Selling Shareholder, enforceable against the Selling Shareholder in accordance with its terms.

(3)	The Selling Shareholder has the right to dispose of and sell the Repurchased Share in accordance with the provisions set forth in this Agreement.

(4)	The Selling Shareholder has all the necessary authorization and capacity to enter into and to perform its obligations under this Agreement. The execution and delivery by the Selling Shareholder of this Agreement, and the performance by the Selling Shareholder of its obligations hereunder will not result in (i) a breach of any contracts or documents to which the Selling Shareholder is a party or is otherwise bound, or (ii) a violation of any statutes, laws, regulations or orders to which the Selling Shareholder is subject.

(5)	No permit, authorization, order, consent or approval of or by, or any registration or filing with or notice to, any person (governmental or private) is required in connection with the execution, delivery and performance by the Selling Shareholder of this Agreement or the consummation by the Selling Shareholder of the transactions contemplated hereby, except as has been obtained by the Selling Shareholder as of the date hereof.

(6)	The Selling Shareholder is willing to, and hereby does, forgoes through the sale of the Repurchased Shares the potential for future economic gain that might be realized from owning the Repurchased Shares. The Selling Shareholder acknowledges and agrees that the Repurchase Price may not adequately reflect all available information. The Selling Shareholder understands that the Company’s plans for the future, if successful, may result in the Company’s capital shares becoming significantly more valuable and that the future value of the Repurchased Shares could far exceed the Repurchase Price. The Selling Shareholder acknowledges and understands that the Company may pursue various mergers, acquisitions and liquidity events, including, without limitation, an initial public offering of the Company’s securities on a stock exchange. Nevertheless, the Selling Shareholder is selling the Repurchased Shares of the Selling Shareholder’s own free will with the full understanding of such potential mergers, acquisitions and liquidity events.

3.2	Representations and Warranties of the Company The Company hereby represents and warrants to the Selling Shareholder on and as of the Effective Date and the Closing Date that the Company is duly incorporated and validly existing with limited liability and in good standing under the laws of the Cayman Islands, has all the necessary authorization and capacity, to enter into and to perform its obligations under this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder will not result in (i) a breach of its constitutional documents or of any contracts or documents to which the Company is a party or is otherwise bound, or (ii) a violation of any statutes, laws, regulations or orders to which the Company is subject. No permit, authorization, order, consent or approval of or by, or any registration or filing with or notice to, any person (governmental or private) is required in connection with the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except as has been obtained by the Company as of the date hereof. The Company hereby further represents and warrants that without the prior written consent of the Selling Shareholder, it will not amend its constitutional documents which will remain in full force and effect without modification.

4	Liquidated damages

4.1	Subject to Section 5.2 of this Agreement, in the event that the Closing does not occur at the Closing Date, the Company shall pay to the Seller Shareholder liquidated damages calculated as below as compensation for losses or damages suffered by the Selling Shareholder.

The liquidated damages shall be the sum of (i) RMB50,000,000 and (ii) the interests of RMB50,000,000 accruing at simple rate of eight per cent (8%) from and including the 11th Business Day after the date of the written notice delivered by the Selling Shareholder under Section 1.1 to the date on which the liquidated damages are paid.

4.2	The Parties agree that:

(i)	The Selling Shareholder has legitimate commercial interests in requiring that the Closing occurs at the Closing Date; and

(ii)	the liquidated damages are proportionate to such legitimate interests, are in all respects fair and reasonable and represent a genuine pre-estimate of the losses, damages and expenses likely to be suffered or incurred by the Selling Shareholder arising out of the failure of Closing at the Closing Date.

5	Miscellaneous

5.1	Entire Agreement and Amendment. This Agreement (including the schedules hereto) and the Share Mortgage represent the entire understanding of the Parties with respect to the subject matter hereof and supersedes all previous understandings, written or oral. This Agreement may only be amended with the written consents of the Selling Shareholder, the Company or the due successors or assigns of the foregoing.

5.2	Force Majeure. “Force Majeure” event shall mean any act or event which is reasonably unforeseeable, unavoidable and beyond control of the affected party, including without limitation earthquake, typhoon, flood and other natural disasters, fire, war, riots, terrorism or any other unforeseeable or unavoidable act or event which is recognized by the international business practice as Force Majeure, provided that the event which is caused by market change or the operations of a Party shall not be deemed as force majeure.

If a Party is prevented by Force Majeure event from performing any of its obligations or liabilities under this Agreement, such Party shall notify the other Party in writing within thirty (30) days after the occurrence of such Force Majeure event, and provide the other Party with detailed information of the Force Majeure event and the document proving such event, including the documentary evidence issued by the government authority or judicial authority or any other competent authority, in order to explain the reason for its non-performance, and to the extent possible, take measures to mitigate losses.

If Force Majeure event arises, no Party shall be under any liability for any damage, increased costs or losses which may be suffered by the other Party due to its failure or delay in performing any of its obligations under this Agreement as a result of the Force Majeure event, and such failure or delay shall not be deemed as a breach of this Agreement. The Party claiming Force Majeure shall take proper measures to mitigate or eliminate the effects of the Force Majeure, and manage to resume performance of the obligations affected by the Force Majeure in the shortest possible time.

5.3	Confidentiality. Except as may be required by law, neither of the Parties shall disclose to any third party the terms and conditions of this Agreement or the transactions contemplated hereby without prior approval by the other Party; provided, however, that any Party may disclose the terms and conditions of this Agreement or the transactions contemplated hereby on non-reliance basis to the Party’s lenders, investors, partners and professional advisors, in each case only after such persons or entities have undertaken appropriate nondisclosure obligations. In the event of disclosure required by law or court ruling, the disclosing Party shall use all reasonable efforts and provide all reasonable cooperation to obtain confidential treatment of the materials or a protective order.

5.4	Remedies. All remedies, either under this Agreement or by law or otherwise afforded to the Parties hereto, shall be cumulative and not alternative.

5.5	Further Assurance. Upon the terms and subject to the conditions herein, each of the Parties hereto agrees to use its best efforts to take or cause to be taken all action, to do or cause to be done, to execute such further instruments, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and, to the extent reasonably requested by another party, to enforce rights and obligations pursuant hereto.

5.6	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong, without regards to conflicts of law principles.

5.7	Dispute Resolution.

(a)	Any dispute, controversy or claim arising in any way out of or in connection with this Agreement, including, without limitation:

(i)	any contractual, pre-contractual or non-contractual rights, obligations or liabilities; and

(ii)	any issue as to the existence, validity, interpretation, performance, breach or termination of this Agreement (together, with paragraph (a)(i) above, a “Dispute”),

shall be referred to and finally resolved by binding arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time (the “HKIAC Rules”) when the Notice of Arbitration (as defined in the HKIAC Rules) is submitted, which HKIAC Rules (save as amended herein) are deemed to be incorporated by reference into this Section.

Parties agree that the arbitration shall be conducted in accordance with the expedited procedure provided under the HKIAC Rules.

(b)	The seat of arbitration shall be in Hong Kong.

(c)	The arbitration tribunal shall consist of three arbitrators.

(d)	The arbitration proceedings shall be conducted in the English language.

(e)	Any award of the arbitration tribunal shall be made in writing and shall be final and binding on the parties from the day it is made. The parties undertake to comply without delay any order or award.

(f)	The parties waive any right to apply to any court of law and/or other judicial authority to determine any preliminary point of law and/or review any question of law and/or the merits, insofar as such waiver may validly be made. The parties shall not be deemed, however, to have waived any other right to challenge any award. Nothing in this paragraph shall be construed as preventing any party from seeking conservatory or interim relief from any court of competent jurisdiction.

5.8	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument.

5.9	Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day courier service, fax, electronic mail or similar means to the address of the relevant Party as shown below (or at such other address as such Party may designate by fifteen (15) days’ advance written notice to the other Party to this Agreement given in accordance with this Section 5.9).

To the Company:

Address: 上海黄浦区西藏南路218号永银大厦5层

Attn: Hu Jing(胡京)

Email: hujing@distrii.com

To CDL:

Address: 9 Raffles Place, #12-01 Republic Plaza, Singapore

Attn: Huang Fan

Email: huangfan@cdl.com.sg

Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days (as defined in the Amended and Restated Memorandum and Articles of Association of the Company) after the letter containing the same is sent as aforesaid. Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day. Notwithstanding the foregoing, to the extent a “with a copy to” address is designated, notice must also be given to such address in the manner above for such notice, request, consent or other communication hereunder to be effective.

5.10	No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written.

SELLING SHAREHOLDER:	CITY CONNECTED COMMUNITIES PTE. LTD.

By:
Name:
		Title:	Authorized Signatory

Signature Page to Share Repurchase Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year herein above first written.

COMPANY:	AGIIPLUS INC.

By:
Name:
Title:

Signature Page to Share Repurchase Agreement

Schedule 1

Form of Convertible Promissory Note

Schedule 2

Share Mortgage

Schedule 3

Amended and Restated Memorandum and Articles of Association